PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE


                                                                                 For the Year Ended December 31,
                                                                        ----------------------------------------------------
                                                                             2001                2000               1999
                                                                        -------------       -------------      -------------
                                                                          (amounts in thousands, except per share data)
Earnings Per Share:
-------------------

Net income.......................................................        $   324,208         $   297,088        $   287,885

Less: Preferred Stock Dividends:
   10% Cumulative Preferred Stock, Series A......................             (4,563)             (4,563)            (4,563)
   9.20% Cumulative Preferred Stock, Series B....................             (5,488)             (5,488)            (5,488)
   Adjustable Rate Preferred Stock, Series C.....................             (2,024)             (2,052)            (2,024)
   9.50% Cumulative Preferred Stock, Series D....................             (2,850)             (2,850)            (2,850)
   10.00% Cumulative Preferred Stock, Series E...................             (5,488)             (5,488)            (5,488)
   9.75% Cumulative Preferred Stock, Series F....................             (5,606)             (5,606)            (5,606)
   8-7/8% Cumulative Preferred Stock, Series G...................            (11,482)            (15,309)           (15,309)
   8.45% Cumulative Preferred Stock, Series H....................            (10,853)            (14,259)           (14,259)
   8-5/8% Cumulative Preferred Stock, Series I...................             (7,475)             (8,625)            (8,625)
   8% Cumulative Preferred Stock, Series J.......................            (12,000)            (12,000)           (12,000)
   8.25% Cumulative Preferred Stock, Series K....................             (9,488)             (9,488)            (9,040)
   8.25% Cumulative Preferred Stock, Series  L...................             (9,488)             (9,488)            (7,695)
   8.75% Cumulative Preferred Stock, Series M....................             (4,922)             (4,922)            (1,846)
   8.60% Cumulative Preferred Stock, Series Q....................            (14,134)                  -                  -
   8.00% Cumulative Preferred Stock, Series R....................            (10,200)                  -                  -
   7.875% Cumulative Preferred Stock, Series S...................             (1,918)                  -                  -
                                                                        -------------       -------------      -------------
Total preferred dividends........................................           (117,979)           (100,138)           (94,793)
                                                                        -------------       -------------      -------------
                                                                          $  206,229         $   196,950        $   193,092
                                                                        =============       =============      =============

Allocation of net income allocable to common shareholders to classes:
      Net income allocable to shareholders of the Equity Stock,
       Series A..................................................         $   19,455         $    11,042        $         -
      Net income allocable to shareholders of common stock.......            186,774             185,908            193,092
                                                                        -------------       -------------      -------------
                                                                         $   206,229         $   196,950        $   193,092
                                                                        =============       =============      =============

Weighted average common and common equivalent shares outstanding:

   Basic weighted average common shares outstanding..............            122,310             131,566            126,308

   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................              1,267                  91                361
                                                                        -------------       -------------      -------------
   Diluted weighted average common shares outstanding............            123,577             131,657            126,669
                                                                        =============       =============      =============
Basic earnings per common and common equivalent share............        $      1.53         $      1.41        $      1.53
                                                                        =============       =============      =============
Diluted earnings per common and common equivalent share..........        $      1.51         $      1.41        $      1.52
                                                                        =============       =============      =============

Note- There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three years ended December 31, 2001.

                                  Exhibit - 11